Consent of Independent Auditor

We hereby consent to the inclusion of our report dated December 15, 2015, with respect to the financial statements of ThrillCorp, Inc. as of August 31, 2015 and for the period from August 28, 2015 through August 31, 2015, appearing in this Regulation A Offering Statement on Form 1-A of ThrillCorp, Inc.

Bethesda, Maryland
December 17, 2015